CINDY SHY, P.C.
                  A professional law corporation
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2157 S. Lincoln Street, Suite 202 * Salt Lake City, Utah 84106
           Telephone (801) 323-2392 Fax (801) 364-5645



                           May 23, 2005


Board of Directors
Holmes Herbs, Inc.
4400 North Scottsdale Rd., #9-197
Scottsdale, Arizona 85251

       Re: Registration Statement on Form S-8

Members of the Board:

This firm has acted as counsel to Holmes Herbs, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"). The Registration Statement relates to the registration of 5,000,000 shares of common stock, par value $0.001 (the "Shares"), to be offered pursuant to The 2005 Equity Incentive Plan of Holmes Herbs, Inc. (the "Plan").

In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:
      (i) the Articles of Incorporation and bylaws of the Company, as amended;
      (ii) certain resolutions and written consents of the Board of Directors of the Company relating to the issuance and registration of the Shares;
      (iii) a copy of The 2005 Equity Incentive Plan of Holmes Herbs, Inc.;
            and
      (iv) such other documents as I have deemed necessary or appropriate as the basis for the opinions set forth below.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to this firm as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based on and subject to the foregoing, I am of the opinion that the 5,000,000 shares of common stock to be offered under the Plan have been duly authorized. The Shares will be, when and if issued in accordance with the Plan, validly issued, fully paid and non-assessable shares of the Company.

This opinion is expressly limited in scope to the Shares described herein and which are to be expressly covered by the above referenced registration statement and this opinion does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new registration statement or a post-effective amendment to the above referenced registration statement, which will be required to include a revised or a new opinion concerning the legality of the securities to be issued.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                                   /s/ Cindy Shy, P.C.

                                       Cindy Shy, P.C.